UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 9, 2005
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50180	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 1410 - 800 West Pender Street
Vancouver, British Columbia Canada	V6C 2V6
(Address of principal executive offices)	(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 ] CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 ] CFR 240.13e -4(c))

Section 1 REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

We have entered into an Option and Purchase Agreement with Excalibur Industries (“Excalibur”) on six (6) mineral properties located in the Powder River Basin of Northwest Wyoming. Excalibur is a United States public company (corporation) on inactive status. The six mineral properties are comprised of forty-four (44) unpatented lode mining claims containing significant drill-indicated uranium resources. In addition to a royalty on uranium production, the Agreement requires that we make an advanced royalty payment to Excalibur and commit to make certain minimum project development expenditures during the Option Period.

Uranerz, subject to a thirty (30) day review period during which we will review certain historical geological data belonging to Excalibur, may commence an Option Period lasting no longer than three (3) years. We can terminate the Agreement at any time during the Option Period. At such time that Uranerz has spent the required amount of development expenditures, we can conclude the Option Period and 100% ownership of the forty-four mineral claims will be transferred to Uranerz.

During the Option Period we will perform additional exploration to verify the quantity of uranium resources recoverable by the in-situ leach mining method, and we plan to prepare a feasibility study for commercial extraction operations. Preliminary activity for environmental licensing and permitting of one or more of the properties is planned to start in 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

	By:	/s/ “Aileen Lloyd”
DATE: December 14, 2005		AILEEN LLOYD
Director/ Secretary